As filed with the Securities and Exchange Commission on February 4, 1997


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                           DELTA AND PINE LAND COMPANY
             (Exact name of registrant as specified in its charter)

 Delaware                                              62-1040440
(State of Incorporation)                   (I.R.S. Employer Identification No.)
                                 One Cotton Row
                            Scott, Mississippi 38772
                    (Address of principal executive offices)

                      DELTA AND PINE LAND  COMPANY 1995
                         LONG-TERM   INCENTIVE  PLAN
                       (Full Title of the Plan)

                              W. THOMAS JAGODINSKI
                            Vice President - Finance
                           Delta and Pine Land Company
                                 One Cotton Row
                            Scott, Mississippi 38772
                                 (601) 742-4000
             (Name, address and telephone number of agent for service)

                                (with copies to:)
                             SAMUEL D. CHAFETZ, Esq.
                                 Waring Cox, PLC
                               50 N. Front Street
                                   Suite 1300
                            Memphis, Tennessee 38103

                        CALCULATION OF REGISTRATION FEE
                                          Proposed maximum    Proposed maximum
Title of securities    Amount to be       offering price per  aggregate offering  Amount of
to be registered       registered(1)         share(2)              price         registration fee
Options, and Shares,
Common Stock,          1,440,000 shares    $ 38.375           $55,260,000         $16,746
$0.10 par value

(1) Shares to be registered reflect effect of 3 for 2 stock split declared after the adoption of the Delta and Pine Land Company 1995 Long-Term Incentive Plan.

(2) Estimated solely for the purpose of calculating the registration in accordance with Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices for the Company's Common Stock as quoted on the New York Stock Exchange on January 28, 1997.

                                     PART II

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission are incorporated herein by reference:

         1. The Registrant's latest annual report on Form 10-K for the year ended August 31, 1996 and filed with the Commission on November 27, 1996.

         2. All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") since the end of the fiscal year ended August 31, 1996.

         3. The description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on May 18, 1993 and amended by Amendment No. 1 to the Registration Statement on Form 8-A filed with the Commission on June 24, 1993.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES

         No response is required to this item.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         No response is required to this item.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation law provides for indemnification of a corporation's officers and directors under certain circumstances. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law. Section 6.7 of the Bylaws of the Company and the Ninth Article of the Company's Restated Certificate of Incorporation also provide for indemnification of officers and directors, as authorized by Section 145.

         Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violations of a director's fiduciary duty of care. The Section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. The Section also will have no effect on claims arising under the federal securities laws. The Certificate of Incorporation of the Company limits the liability of its directors as authorized by Section 102(b)(7).

The Ninth Article of Restated Certificate of Incorporation of the Company provides:

         A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of the General Corporation Law of the State of Delaware. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Section A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         B. (1) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding", by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent or in any other capacity of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter he amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, further, that except as provided in paragraph (2) of this Section B with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation by a majority vote of a quorum of the directors who were not parties to such action, suit or proceeding, or if such quorum is not obtainable, by the stockholders. The right to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the Corporation and the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section B or otherwise.

(2) If a claim under paragraph (1) of this Section B is not paid in full by the corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  (3) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate or incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

  (4) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

  (5) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this Section B with respect to the indemnification and advancement of expenses of directors, officers, and employees of the Corporation.

         The Company has a liability insurance policy in effect which covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.



Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         No response is required to this item.

Item 8.  EXHIBITS

         Exhibit Number   Description

         5                Opinion and Consent of Waring Cox

         10.28            Delta and Pine Land Company 1995 Long-Term Incentive
                          Plan

         23.1             Consent of Waring Cox (contained in Exhibit 5)

         23.2             Consent of Arthur Andersen LLP

         5                Power of Attorney (included on the Signature pages)

Item 9.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "1933 Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scott, State of Mississippi, on the 3rd day of February, 1997.

                                                     DELTA AND PINE LAND COMPANY


                                               By:   /s/ W. Thomas Jagodinski
                                                     W. Thomas Jagodinski
                                                     Vice President-Finance

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned Officers and Directors of Delta and Pine Land Company, a Delaware corporation, hereby constitute and appoint Roger D. Malkin and W. Thomas Jagodinski and each of them, the true and lawful agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned, in their respective names as Officers and Directors of the Corporation, one or more Registration Statements on Form S-8 (or other appropriate form) to be filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, and any amendment or supplement to such Registration Statement, relating to the 1995 Long-Term Incentive Plan: hereby ratifying and confirming all acts taken by such agents and attorneys-in-fact, or any one or more of them, as herein authorized.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                        Title                      Date

 /s/ Roger D.               Chairman of the Board         January 31, 1997
Roger D. Malkin           and Chief Executive Officer
                           (Principal Executive Officer)

/s/ W. Thomas Jagodinski    Vice President - Finance      January 31, 1997
W. Thomas Jagodinski        (Principal Financial and
                             Accounting Officer)

/s/ Nam-Hai Chua              Director                    January 31, 1997
Nam-Hai Chua

/s/ Jon E.M. Jacoby           Director                    February 3, 1997
Jon E. M. Jacoby

/s/ Joseph M. Murphy          Director                    February 1, 1997
Joseph M. Murphy

                              Director
---------------------
Stanley P. Roth

/s/ Rudi E. Scheidt           Director                    January 31, 1997
Rudi E. Scheidt